Washington, D.C. 20549

                                            FORM 8-K

                                         CURRENT REPORT

                               Pursuant to Section 13 or 15 (d) of
                               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 1, 1996



                               SDN BANCORP, INC.
            (Exact name of registrant as specified in its charter)



 (Delaware)              (2-76555)                 (95-3683748)
---------------    -----------------------      -------------------
(State of other    (Commission File Number)     (I.R.S. Employer
jurisdiction of                                    Number)
incorporation)

135 Saxony Road, Encinitas, CA                   92024-0905
---------------------------------------         ----------
(Address of Principal Executive Offices)        (Zip Code)

Registrant's telephone number, including area code:  (619) 436-6888





Item 5. Other Events

On March 1, 1996, SDN Bancorp,Inc a Delaware corporation ("SDN") and Commerce Security Bank ("CSB") announced that they had signed a letter of intent to form a new holding company into which both companies will merge. The new holding company will have pro forma total assets of approximately $415 million, based on December 31, 1995 financial statements.

Under the terms of the letter of intent, each share of SDN stock will be exchanged for one share of common stock in the holding company. Sixty percent of CSB shares will be exchanged for cash equal to approximately 1.5 times CSB's book value per share as of December 31, 1995. The balance of the CSB shares will be exchanged for common stock in the holding company having a pro forma book value approximately equal to CSB's book value per share as of the same date. Dartmouth Capital Group L.P. a Delaware Limited
Partnership ("the Partnership") and SDN's largest shareholder is expected to fund the transaction. At the closing of the transaction, CSB shareholders will own between approximately 17% and 19% of the outstanding stock on a pro forma basis. The Partnership and certain affiliates of the Partnership would own approximately 49% and 30% respectively on the same basis.

CSB had total assets in excess of approximately $213 million at year end. CSB is based in Sacramento and, from twenty-one functional offices, offers loan and deposit products to businesses and individuals throughout the area. CSB also provides mortgage banking and equipment finance services in more than thirty states.

The transaction is contingent upon finalization of a definitive acquisition agreement and the approval of state and federal regulators. The parties expect that the transaction will close in the third quarter of 1996.



                             Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 SDN Bancorp, Inc

Date:  March 8, 1996             Robert P. Keller /s/
                                 --------------------
                                 Robert P. Keller
                                 President and
                                 Chief Executive Officer